Exhibit 10.1
DESCRIPTION OF COMPENSATION PAYABLE TO NON-MANAGEMENT DIRECTORS
     On February 16, 2006, upon the recommendation of the Compensation Committee of the Board of Directors (the “Board”) of Encore Acquisition Company (“Encore”), the Board approved the payment of the following compensation to each non-management director of the Board in respect of his service on the Board:
•	an annual retainer of $50,000;

•	a fee of $2,000 for each Board meeting attended;

•	a fee of $1,000 for each committee meeting attended;

•	an annual retainer of $10,000 for the chair of each committee of the Board; and

•	5,000 shares of restricted stock to be awarded under the 2000 Incentive Stock Plan (as amended and restated) upon the director’s election or reelection to the Board.
     Shares of restricted stock will vest in four equal annual installments beginning on the first anniversary of the date of grant, subject to earlier vesting in the event of a change in control, death or disability and to such other terms as are set forth in the award agreement. Encore will also reimburse each non-management director for customary expenses for attending Board, committee and shareholder meetings.